UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Airgas, Inc.

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Airgas, Inc 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 (610) 687-5253 Fax: (610) 687-1052 http://www.airgas.com

To:	All Airgas Associates

From:	Peter McCausland
Date:	November 23, 2010

Subject:	Delaware Supreme Court Ruling

It has been a busy few weeks and I would like to take a moment to update you on some important recent events.

As you know, we appealed the Delaware Chancery Court’s decision to uphold Air Products’ By-Law amendment proposal requiring that an Annual Meeting of Stockholders be held on January 18, 2011, and that all future annual meetings of stockholders be held in January. The Delaware Supreme Court heard our appeal on Wednesday, November 3rd.

I am pleased to report that today the Delaware Supreme Court ruled in our favor, invalidating Air Products’ January Meeting Proposal. The Supreme Court’s ruling maintains the balance of bargaining power that Delaware companies with staggered boards have always expected, and which we have always believed to be in the best interests of Airgas stockholders. As such, we will not hold a meeting of stockholders in January.

We continue to believe that Air Products’ $65.50 offer is grossly inadequate and does not reflect the value inherent in the Company, value that belongs to Airgas stockholders – not Air Products. We remain firm in our belief that Airgas’ continued strong performance, outstanding prospects, and unique industry position all demonstrate that Air Products’ offer undervalues Airgas.

The strength of our performance is a testament to your resolve, and I remain impressed with your ability to prioritize and focus. Let’s continue operating safely and efficiently to meet and exceed the needs of our customers.

Please reach out to your managers with any questions. As the Thanksgiving weekend gets underway, we have much to be thankful for. I wish each of you a safe and rewarding holiday season.

Sincerely,

Peter McCausland

Chief Executive Officer

# # #

ADDITIONAL INFORMATION

This press release does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer commenced by Air Products Distribution, Inc., a wholly owned subsidiary of Air Products and Chemicals, Inc., Airgas has filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by Airgas through the web site maintained by the SEC at http://www.sec.gov. Also, materials related to Air Products’ Unsolicited Proposals are available in the “Investor Information” section of the Company’s website at www.airgas.com, or through the following web address: http://investor.shareholder.com/arg/airgascontent.cfm.

Airgas has filed a definitive proxy statement on Schedule 14A with the SEC on July 23, 2010 in connection with the solicitation of proxies for the 2010 annual meeting of Airgas stockholders. Airgas may file an additional proxy statement with the SEC. Any definitive proxy statement will be mailed to stockholders of Airgas. INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by Airgas through the web site maintained by the SEC at http://www.sec.gov.

FORWARD-LOOKING STATEMENTS

This communication contains statements that are forward looking. Forward-looking statements include the statements identified as forward-looking in the Company’s press release announcing its quarterly earnings, as well as any statement that is not based on historical fact, including statements containing the words “believes,” “may,” “plans,” “will,” “could,” “should,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in the Company’s press release announcing its quarterly earnings, as well as other factors described in the Company’s reports, including its March 31, 2010 Form 10-K, subsequent Forms 10-Q, and other forms filed by the Company with the Securities and Exchange Commission. The Company notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995. The Company is not waiving any other defenses that may be available under applicable law.